EXHIBIT 11

Consent of Independent Auditor

We hereby consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor’s Report dated March 20, 2020 relating to the balance sheet of Kula Ventures #2 LTD. as of February 29, 2020 and the related statements of income, changes in stockholders’ equity, and cash flows for the period of February 3, 2020 (inception) through February 29, 2020, and the related notes to the financial statements.

Larson & Company PC

Salt Lake City, Utah

June 16, 2020